Exhibit 23(b)

CONSENT

We hereby consent to the reference to our firm name and our audit of the estimates of proved reserves of oil, natural gas liquids and natural gas that Energen Corporation attributed to its net interests in oil and natural gas properties located in the U.S. as of December 31, 2017 which appears in this Form 10-K and the inclusion of our report dated February 14, 2018, which appears as an Exhibit to this Form 10-K. In addition, we hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-203914) and Forms S-8 (No. 333-212331, No. 33-48505, No. 333-59804, No. 333-26111, No. 333-45107, No. 333-84170 and No. 333-178794) of Energen Corporation to the reference to our firm name and our audit of the estimates of proved reserves of oil, natural gas liquids and natural gas that Energen Corporation attributed to its net interests in oil and natural gas properties located in the U.S. as of December 31, 2017 which appears in this Form 10-K and our report dated February 14, 2018, which appears as an Exhibit to this Form 10-K.
/s/ Ryder Scott Company, L.P.
Houston, Texas
February 28, 2018